UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 20, 2005

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On October 20, 2005, CFS Bancorp, Inc. (the "Company") reported its results of operations for the quarter ended September 30, 2005.

For additional information, reference is made to the Company's press release dated October 20, 2005, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto. The press release attached hereto is being furnished to the SEC and shall not be deemed to be "filed" for any purpose except otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Exhibits

The following exhibit is filed herewith.

                        Exhibit Number      Description
                   99.1                      Press release dated October 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: October 21, 2005	By:	/s/ Charles V. Cole
Charles V. Cole
Executive Vice President - Treasurer

THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road l Munster, Indiana 46321

October 20, 2005
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Third Quarter 2005 Financial Results

MUNSTER, IN - October 20, 2005 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the "Company"), the parent of Citizens Financial Services, FSB (the "Bank"), today reported net income for the third quarter of 2005 of $1.9 million as compared to a $2.8 million net loss reported for the third quarter of 2004. Diluted earnings per share were $0.16 for the third quarter of 2005 compared to a loss per share of $0.24 for the comparable prior year period. The Company’s net income for the third quarter of 2005 was adversely affected by a pre-tax charge of $2.9 million ($1.8 million net of tax or $0.14 per diluted share) to interest expense related to the amortization of the deferred premium on the early extinguishment of debt relating to the Company’s restructuring of Federal Home Loan Bank (FHLB) borrowings that occurred during the fourth quarter of 2004. This pre-tax charge in the third quarter of 2005 was more than offset by a $3.4 million ($2.1 million net of tax or $0.17 per diluted share) decrease in interest expense as a result of the lower contractual interest rates on the restructured borrowings combined with the reduction in the average balance of borrowings outstanding.

For the nine months ended September 30, 2005, the Company’s net income was $3.2 million as compared to a $1.9 million net loss for the nine months ended September 30, 2004. Diluted earnings per share were $0.26 for the nine months ended September 30, 2005 compared to a loss per share of $0.16 for the nine months ended September 30, 2004. The Company’s year to date earnings were negatively impacted by a pre-tax charge of $11.6 million ($7.1 million net of tax or $0.59 per diluted share) to interest expense related to the amortization of the deferred premium on the early extinguishment of debt discussed above. This pre-tax charge during the first nine months of 2005 was largely offset by a $10.1 million ($6.2 million net of tax or $0.52 per diluted share) decrease in interest expense as a result of the lower contractual interest rates on the restructured borrowings combined with the reduction in the average balance of borrowings outstanding.

Chairman’s Comments

“We are very pleased with the continued improvement in the Company’s earnings, net interest margin and efficiency ratio. We have focused our energies on improving earnings and we have been able to achieve this goal even after considering the impact of the debt restructuring completed in 2004. Our non-performing assets have stabilized, and we continue to actively manage these assets while exploring ways to reduce our investment in them,” said Thomas F. Prisby, Chairman and CEO.

Mr. Prisby continued, “By achieving the earnings improvement that we have, we are now better positioned to focus on our growth initiatives which strive to deepen relationships with our current customers and build new customer relationships within our existing markets. As we continue through

CFS Bancorp, Inc. Page 2 of 10

the remainder of 2005 and look towards 2006, we are committed to growing business loans and deposits while simultaneously strengthening our ties to the people of the communities we serve. We are excited about our new Tinley Park location that we expect to open late in the second quarter of 2006. We will continue to identify new locations and new markets that will not only enable us to create more relationships but to better serve our current customers as well.”

Net Interest Margin

The Company’s net interest margin was 2.63% for the third quarter of 2005 compared to 2.43% for the third quarter of 2004. The weighted average yield on the Company’s interest-earning assets improved to 5.73% for the third quarter 2005 and represented a 65 basis point increase from the comparable 2004 period. The increase in the weighted average yield primarily was the result of the upward repricing of adjustable-rate loans reflecting higher market rates of interest coupled with the reduction in the average balance of low-yielding interest-earning assets. As of September 30, 2005, the Company’s loan portfolio consisted of $252.8 million of variable-rate loans indexed to the Wall Street Journal Prime lending rate and another $429.9 million of variable-rate loans tied to other indices. Mitigating the positive impact of the increase in the weighted average yield on interest income, the Company’s average interest-earning assets decreased 13.5% for the third quarter of 2005 as compared to the third quarter of 2004 primarily as a result of the Company utilizing securities and other interest-earning assets for the repayment of borrowings that occurred during the fourth quarter of 2004.

The slight increase in the Company’s interest expense for the third quarter of 2005 from the comparable 2004 period was primarily a result of the increased cost of the Company’s deposit accounts. The weighted average cost of deposits increased to 1.82% for the third quarter of 2005 as compared to 1.39% for the third quarter of 2004. The increase was mainly a result of upward repricing of certificates of deposit and money market accounts as well as the impact of the Company’s high-yield promotional checking product which was offered in select markets during the first two quarters of 2005. The average cost of interest-bearing liabilities increased 55 basis points for the third quarter of 2005 compared to the third quarter of 2004. The increase in the weighted average cost of interest-bearing liabilities was primarily a result of the $2.9 million premium amortization expense recognized during the third quarter of 2005 along with increases in the cost of interest-bearing deposits. The unamortized premium on the early extinguishment of debt and the related quarterly amortization adversely impacted the Company’s net interest margin by 95 basis points for the third quarter of 2005. The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $2.8 million, $2.6 million, $2.6 million and $2.5 million before taxes in the quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, respectively.

The Company’s net interest margin for the first nine months of 2005 was 2.33% compared to 2.16% for the comparable prior year period. The Company’s net interest margin was negatively impacted during the first nine months of 2005 by the premium amortization on the early extinguishment of debt. For the nine months ended September 30, 2005, the Company’s interest expense included $11.6 million of premium amortization. The unamortized premium and the related year-to-date amortization adversely impacted the Company’s net interest margin by 128 basis points for the nine months ended September 30, 2005.

CFS Bancorp, Inc.- Page 3 of 10

Non-Interest Income

The Company’s third quarter of 2005 non-interest income was $3.3 million, an increase of $289,000 from the third quarter of 2004. The increase was primarily a result of the Company realizing a $294,000 gain on the sale of vacant land located adjacent to one of its branches in Munster, Indiana. The Company’s service charges and other fees remained relatively stable as compared to the third quarter of 2004. The Company recognized a net loss of $25,000 on the sale of available-for-sale investment securities during the third quarter of 2005 as compared to net gains of $711,000 during the third quarter of 2004. In addition, the third quarter of 2004 included an impairment of available-for-sale securities totaling $585,000.

Non-Interest Expense

Non-interest expense for the third quarter of 2005 was $8.2 million, a decrease of $2.5 million from the comparable period in 2004. The Company’s non-interest expense for the third quarter of 2004 included $1.0 million of additional compensation expense, $421,000 in viatical receivables write-downs and a $485,000 prepayment penalty incurred when the Company prepaid $6.5 million of FHLB borrowings. In addition, the Company’s professional fees for the third quarter of 2004 included additional legal expenses of $381,000 related to the Company’s goodwill litigation trial that concluded during the third quarter of 2004.

    The Company’s efficiency ratio for the third quarter of 2005 was 73% as compared to 93% for the third quarter of 2004 while its core efficiency ratio was 59% for the third quarter of 2005 as compared to 90% for the third quarter of 2004. The improvement in the efficiency ratio for the third quarter of 2005 from the third quarter of 2004 was the direct result of the decrease in the Company’s non-interest expense as discussed above. The improvement in the core efficiency ratio was a result of increased core revenues combined with reduced non-interest expense for the third quarter of 2005 when compared to the third quarter of 2004. The calculations of the efficiency ratio and the core efficiency ratio are presented on page 10 of this press release.

    Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and the efficiency of the Company’s operations. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income before the provision for losses on loans. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under generally accepted accounting principles) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes the non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio and is presented in the last table within this press release. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the consolidated statements of income.

    The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.

CFS Bancorp, Inc. - Page 4 of 10

The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance and better reflects the Company’s core operating activities.

    The risks associated with utilizing operating measures (such as the efficiency ratio) are that different persons might disagree as to the appropriateness of items comprising these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio. These disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for the third quarter of 2005 was $632,000 compared to an income tax benefit of $2.6 million for the comparable period in 2004. The increase in tax expense was mainly a result of pre-tax earnings in the 2005 period as compared to a loss for the same period in 2004. Permanent tax differences, primarily related to the Company’s investment in Bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $545,000 for the third quarter of 2005, a decrease of $5.6 million from the comparable 2004 period. The Company’s net charge-offs for the third quarter of 2005 were $726,000, as compared to $965,000 for the same period in 2004. During the third quarter of 2004, the provision for losses on loans reflected in large part the effect of the identification of impaired loans that, along with management’s assessment of the adequacy of the Company’s allowance for losses on loans, required an increase in the provision during the third quarter of 2004.

As of September 30, 2005, the Company had nine impaired loans totaling $27.2 million with an impairment allocation related to these loans of $6.9 million. The Company’s non-performing assets totaled $29.3 million as of September 30, 2005 compared to $28.2 million as of December 31, 2004.

The Company’s allowance for losses on loans was $13.7 million at September 30, 2005 and $13.4 million at December 31, 2004. The ratio of the allowance for losses on loans to total loans was 1.45% and 1.35% at September 30, 2005 and December 31, 2004, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that as of September 30, 2005, the allowance for losses on loans was adequate.

Balance Sheet

As of September 30, 2005, the Company’s net loans receivable totaled $930.1 million as compared to $974.7 million at December 31, 2004. The Company originated over $65.0 million in new loans and lines of credit during the third quarter of 2005. In addition, total fundings during the first nine months of 2005 exceeded $172.0 million and total loan purchases were $77.0 million. However, these

CFS Bancorp, Inc. - Page 5 of 10

increases in loans outstanding were more than offset by loan repayments and loans sold. As of September 30, 2005, the Company had commitments to originate commercial and retail loans and lines of credit totaling $44.1 million and commitments to fund unused construction loans and lines of credit totaling $162.3 million.

Total deposits were $825.0 million at September 30, 2005, down $38.2 million from $863.2 million at December 31, 2004. The decrease was largely caused by a $20.1 million reduction in certificates of deposit combined with an $18.1 million decrease in core deposits during the nine months ended September 30, 2005. The decrease in certificates of deposit was primarily due to the managed runoff of certificates during the first two quarters of 2005. The decrease in the core deposits was primarily the result of disintermediation of the Company’s money market and savings deposit accounts.

The Company’s borrowed money totaled $274.0 million as of September 30, 2005 compared to $286.6 million at December 31, 2004. The Company’s borrowed money as of September 30, 2005 consisted of $292.6 million of contractually outstanding FHLB borrowings which were reduced by $18.6 million of unamortized premium related to the early extinguishment of FHLB debt. At December 31, 2004, the Company’s contractually outstanding FHLB borrowings totaled $316.8 million and were reduced by $30.2 million of unamortized premium.

Stockholders’ equity at September 30, 2005 was $143.7 million as compared to $147.9 million at December 31, 2004. The decrease during the first nine months of 2005 was primarily due to:

•	cash dividends declared during 2005 totaling $4.2 million;
•	repurchases of shares of the Company’s common stock during 2005 totaling $4.3 million; and
•	an $821,000 increase in accumulated other comprehensive losses.

The following increases in stockholders’ equity during the first nine months of 2005 partially offset the aforementioned decreases:

•	net income of $3.2 million;
•	$1.2 million related to shares committed to be released under the Company’s Employee Stock Ownership Plan; and
•	proceeds from stock option exercises totaling $472,000.

During the first nine months of 2005, the Company repurchased 311,240 shares of its common stock at an average price of $13.68 per share pursuant to the share repurchase program announced in March 2003. As of September 30, 2005, the Company has 868,916 of shares remaining to be repurchased under its current share repurchase program. Since its initial public offering, the Company has repurchased an aggregate of 11,903,856 shares of its common stock at an average price of $11.80 per share.

The regulatory capital ratios of the Bank continued to be in excess of regulatory requirements. As of September 30, 2005, the Bank was deemed to be “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. - Page 6 of 10

    CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.3 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding business and banking strategies, the interest rate environment, asset yields and cost of funds, net interest income, loan volume, net interest margin, loan loss reserves and impairment reserves, income levels, expected effect of amortization of deferred premium on the FHLB borrowings, repositioning of the balance sheet, growth of core deposits, earning trends and impact of tax credits and permanent tax differences. In addition, the words “anticipate,”  “believe,”  “estimate,”  “expect,”  “indicate,”  “intend,”  “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)
EARNINGS HIGHLIGHTS AND	Three Months Ended			Nine Months Ended
PERFORMANCE RATIOS (1)		September 30, 2005	September 30, 2005	September 30, 2005	September 30, 2005

Net income (loss)		$1,887	$(2,781)	$3,165	$(1,894)
Basic earnings (loss) per share		0.16	(0.24)	0.27	(0.16)
Diluted earnings (loss) per share		0.16	(0.24)	0.26	(0.16)
Cash dividends declared per share		0.12	0.11	0.36	0.33
Return on average assets		0.59%	(0.76)%	0.33%	(0.17)%
Return on average equity		5.16	(7.11)	2.89	(1.61)
Average yield on interest-earning assets		5.73	5.08	5.65	4.83
Average cost on interest-bearing liabilities		3.51	2.96	3.75	2.98
Interest rate spread		2.22	2.12	1.90	1.85
Net interest margin		2.63	2.43	2.33	2.16
Non-interest expense to average assets		2.57	2.93	2.58	2.52
Efficiency ratio (2)		72.79	92.95	83.07	89.26
Market price per share of common stock
for the period ended:	Closing	$13.40	$13.87	$13.40	$13.87
High		13.90	13.93	14.37	15.16
	Low	13.25	12.90	13.02	12.90

STATEMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS			September 30, 2005	December 31, 2004	September 30, 2004

Total assets			$1,260,189	$1,314,714	$1,429,921
Loans receivable, net of unearned fees			943,761	988,085	1,000,424
Total deposits			824,991	863,178	847,353
Total stockholders' equity			143,715	147,911	152,402
Book value per common share			11.84	11.94	12.38
Non-performing loans			28,702	27,675	32,976
Non-performing assets			29,329	28,200	33,566
Allowance for losses on loans			13,711	13,353	16,506
Non-performing loans to total loans			3.04%	2.80%	3.30%
Non-performing assets to total assets			2.33	2.14	2.35
Allowance for losses on loans
to non-performing loans			47.77	48.25	50.05
Allowance for losses on loans to total loans			1.45	1.35	1.65
Average equity to average assets (3)			11.45	10.45	10.72
Average interest-earning assets
to average interest-bearing liabilities (3)			113.53	112.34	112.12
Full-time equivalent (FTE) employees			336	327	338
Branches and offices			22	24	24

		Three Months Ended		Nine Months Ended
AVERAGE BALANCE DATA		September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Total assets		$1,267,517	$1,450,240	$1,287,535	$1,507,807
Loans receivable, net of unearned fees		957,232	1,004,586	970,883	996,515
Total interest-earning assets		1,192,406	1,378,651	1,212,526	1,435,085
Total liabilities		1,122,344	1,294,743	1,141,203	1,350,497
Total deposits		818,511	855,377	834,384	912,829
Interest-bearing deposits		763,009	809,256	782,425	869,597
Total interest-bearing liabilities		1,050,278	1,229,568	1,071,903	1,288,672
Stockholders' equity		145,173	155,497	146,332	157,310
(1) Ratios are annualized where appropriate.
(2) See calculations on page 10.
(3) Ratios calculated on average balance for the three month perods presented.

CFS Bancorp, Inc. - Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Interest income:
Loans	$15,165	$14,541	$44,896	$42,388
Securities	1,776	2,712	5,348	7,983
Other	267	338	969	1,514
Total interest income	17,208	17,591	51,213	51,885

Interest expense:
Deposits	3,494	2,818	9,706	9,839
Borrowed money	5,801	6,340	20,340	18,866
Total interest expense	9,295	9,158	30,046	28,705
Net interest income before provision for losses on loans	7,913	8,433	21,167	23,180
Provision for losses on loans	545	6,172	1,312	8,829
Net interest income after provision for losses on loans	7,368	2,261	19,855	14,351

Non-interest income:
Service charges and other fees	1,956	1,922	5,592	5,474
Commission income	159	204	428	527
Net realized gains (losses) on sales of securities	(25)	711	(113)	1,009
Impairment of available-for-sale securities	-	(585)	(240)	(928)
Net gains (losses) on sales of assets	287	-	369	(1)
Income from Bank-owned life insurance	409	355	1,138	1,078
Other income	563	453	1,558	1,583
Total non-interest income	3,349	3,060	8,732	8,742

Non-interest expense:
Compensation and employee benefits	4,625	5,772	13,751	15,235
Net occupancy expense	628	501	2,055	1,759
Professional fees	413	775	1,228	2,420
Data processing	646	644	1,998	2,096
Furniture and equipment expense	433	258	1,288	1,176
Marketing	245	229	640	812
Other general and administrative expenses	1,208	2,504	3,877	4,997
Total non-interest expense	8,198	10,683	24,837	28,495

Income (loss) before income taxes	2,519	(5,362)	3,750	(5,402)
Income tax expense (benefit)	632	(2,581)	585	(3,508)

Net income (loss)	$1,887	$(2,781)	$3,165	$(1,894)

Per share data:
Basic earnings (loss) per share	$0.16	$(0.24)	$0.27	$(0.16)
Diluted earnings (loss) per share	$0.16	$(0.24)	$0.26	$(0.16)
Cash dividends declared per share	$0.12	$0.11	$0.36	$0.33

Weighted-average shares outstanding	11,718,907	11,648,808	11,778,729	11,555,801
Weighted-average diluted shares outstanding	11,943,913	11,905,252	12,015,243	11,866,131

CFS Bancorp, Inc. - Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30, 2005	December 31, 2004

ASSETS
Cash and amounts due from depository institutions	$21,078	$16,878
Interest-bearing deposits	2,730	11,217
Federal funds sold	11,277	9,999
Cash and cash equivalents	35,085	38,094

Securities, available-for-sale	196,062	202,219
Investment in Federal Home Loan Bank stock, at cost	28,252	27,665
Loans receivable, net of unearned fees	943,761	988,085
Allowance for losses on loans	(13,711)	(13,353)
Net loans	930,050	974,732
Accrued interest receivable	5,439	5,456
Other real estate owned	627	525
Office properties and equipment	15,094	15,511
Investment in Bank-owned life insurance	34,497	33,362
Prepaid expenses and other assets	15,083	17,150
Total assets	$1,260,189	$1,314,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$824,991	$863,178
Borrowed money	274,020	286,611
Advance payments by borrowers for taxes and insurance	8,539	8,177
Other liabilities	8,924	8,837
Total liabilities	1,116,474	1,166,803

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued as of September 30, 2005 and December 31, 2004;
12,135,465 and 12,385,322 shares outstanding as of September 30, 2005
and December 31, 2004, respectively	234	234
Additional paid-in capital	190,215	189,991
Retained earnings, substantially restricted	93,899	94,904
Treasury stock, at cost; 11,287,841 and 11,037,984 shares
as of September 30, 2005 and December 31, 2004, respectively	(134,218)	(130,689)
Unallocated common stock held by ESOP	(5,061)	(5,959)
Unearned common stock acquired by the Recognition and Retention Plan	(111)	(148)
Accumulated other comprehensive loss, net of tax	(1,243)	(422)
Total stockholders' equity	143,715	147,911

Total liabilities and stockholders' equity	$1,260,189	$1,314,714

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Efficiency Ratio	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Non-interest expense	$8,198	$10,683	$24,837	$28,495
Net interest income before the provision for
losses on loans plus non-interest income	$11,262	$11,493	$29,899	$31,922

Efficiency ratio	72.79%	92.95%	83.07%	89.26%

Non-interest expense	$8,198	$10,683	$24,837	$28,495
Net interest income before the provision for
losses on loans plus non-interest income	$11,262	$11,493	$29,899	$31,922
Adjustments:
Net (gain) loss on securities	25	(711)	113	(1,009)
Impairment of available-for-sale securities	-	585	240	928
Net (gain) loss on asset sales	(287)	-	(369)	1
Prepayment penalty on early
extinguishment of debt	-	485	-	485
Amortization of deferred premium	2,865	-	11,581	-
Net interest income before the provision
for losses on loans plus non-interest
income - as adjusted	$13,865	$11,852	$41,464	$32,327

Core efficiency ratio	59.13%	90.14%	59.90%	88.15%